EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 31, 2008, accompanying the consolidated financial statements and schedule included in the Annual Report of Crimson Exploration Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Crimson Exploration Inc. on Form S-8 (File No. 333-122987).

/s/ GRANT THORNTON LLP

Houston, Texas

March 31, 2008